Exhibit 23.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form S-8 of ZK International Group Co., Ltd. (“the Company”) of our report dated February 4. 2026, relating to our audits of the consolidated financial statements of the Company as of and for the years ended September 30, 2025 and 2024 which are included in the Company’s Annual Report on Form 20-F and incorporated by reference in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Garden Grove, California

May 29, 2026